Exhibit 99.1
Cidara Therapeutics Provides Corporate Update and Reports Fourth Quarter and Full Year 2023 Financial Results
SAN DIEGO, April 22, 2024 — Cidara Therapeutics, Inc. (Nasdaq: CDTX) (the Company), a biotechnology company using its proprietary Cloudbreak® platform to develop drug-Fc conjugate (DFC) immunotherapies designed to save lives and improve the standard of care for patients facing serious diseases, today reported financial results for the fourth quarter and full year ended December 31, 2023 and provided an update on its corporate activities and product pipeline.
“2023 included significant accomplishments throughout our business within both our Cloudbreak® drug-Fc conjugate (DFC) and our REZZAYO® (rezafungin) programs,” said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara. “With respect to our DFC platform, we continue to generate and present compelling data from our oncology programs as well as our CD388 influenza program partnered with Janssen. We have multiple key catalysts expected this year, including the filing of an Investigational New Drug Application (IND) in mid-2024 for CBO421, a potential best-in-class inhibitor of CD73. We recently presented promising new data on CD73/PD-1 multispecific DFC, CCR5-targeting DFC and CBO421 at the American Association for Cancer Research (AACR) Annual Meeting.”
Dr. Stein continued, “Most recently, REZZAYO was approved in the European Union (EU) and United Kingdom (UK) for the treatment of invasive candidiasis in adults, earning milestone payments of approximately $11.1 million and $2.8 million, respectively. In addition, enrollment was completed in the Phase 3 ReSTORE trial in China evaluating the efficacy and safety of rezafungin as a treatment for candidemia and invasive candidiasis, bringing us one step closer to making this important drug available to an even broader global patient population.”
Recent Corporate Highlights
•Presented at AACR Annual Meeting 2024: In April 2024, Cidara presented promising new data on novel Cloudbreak DFC candidates at the AACR Annual Meeting. The Company delivered four poster presentations highlighting the data on the Company’s multispecific CD73/PD-1 DFC, its CCR5-targeting DFC, and CBO421, its lead oncology DFC candidate targeting CD73.
•Presented at IDWeek 2023: In October 2023, Cidara presented new preclinical and clinical data on Novel Cloudbreak Influenza Drug-Fc Conjugate CD388 at IDWeek 2023.
•Presented at ESMO Immuno-Oncology Annual Congress: In December 2023, Cidara presented new preclinical data on its novel Cloudbreak, multi-specific CD73/PD-1 targeting DFC candidate at the ESMO Immuno-Oncology (IO) Annual Congress. The Company also presented new preclinical data on Cloudbreak CBO421, its first-in-class CD73-targeting DFC.
•Presented at SITC’s 38th Annual Meeting: In November 2023, Cidara presented new preclinical data on Cloudbreak CBO421 at the Society for Immunotherapy of Cancer (SITC)’s 38th Annual Meeting.

•Received EU and UK approval for REZZAYO for the treatment of invasive candidiasis in adults: In December 2023 and January 2024, Cidara and Mundipharma announced REZZAYO had been approved in the EU and UK, respectively, for the treatment of invasive candidiasis in adults. Cidara received a milestone payment of approximately $11.1 million from Mundipharma in February 2024 for the EU approval of rezafungin and received a milestone payment of approximately $2.8 million from Mundipharma in April 2024 for the UK approval of rezafungin, in accordance with the terms of the Collaboration and License Agreement, dated September 3, 2019, by and between the Company and Mundipharma.
•Completed enrollment in the Phase 3 ReSTORE trial of rezafungin in China: In December 2023, Cidara and Mundipharma announced the completion of enrollment in the Phase 3 ReSTORE trial in China evaluating the efficacy and safety of rezafungin as a treatment for candidemia and invasive candidiasis. The portion of the trial conducted in China included 52 patients diagnosed with candidemia and/or invasive candidiasis. ReSTORE (NCT03667690) is a global, randomized, double-blind, controlled Phase 3 pivotal clinical trial evaluating the efficacy and safety of once-weekly intravenous dosing of rezafungin compared to once-daily dosing of caspofungin, the current standard of care, to treat patients with candidemia and/or invasive candidiasis. Data from this study are expected in the second quarter of 2024.
•Named San Diego Metro Area Top Workplace: In November 2023, Cidara was named a Top Workplace by The San Diego Union-Tribune for the sixth year, ranking among the top 100 companies.
Fourth Quarter and Full Year 2023 Financial Results
•Revenue totaled $17.6 million and $63.9 million for the three months and full year ended December 31, 2023, respectively, compared with $10.2 million and $64.4 million for the same periods in 2022.
Revenue for the year ended December 31, 2023 related to the achievement of milestones and ongoing research and development and clinical supply services provided to Mundipharma, Janssen and Melinta of $16.4 million, $23.3 million and $19.7 million, respectively, $0.2 million in royalty revenue recognized following initiation of the commercial launch of REZZAYO in the U.S. on July 31, 2023, as well as product revenue of $4.3 million related to shipments of REZZAYO naked vials to Melinta and Mundipharma.
Revenue for the year ended December 31, 2022 included $25.9 million of revenue recognized upon transfer of an intellectual property license to Melinta in August 2022. The remaining revenue for the year ended December 31, 2022 related to the achievement of milestones and ongoing research and development and clinical supply services provided to Mundipharma, Janssen and Melinta of $14.3 million, $23.5 million and $0.8 million, respectively.
•Cash and cash equivalents totaled $35.8 million as of December 31, 2023, compared with $32.7 million as of December 31, 2022.
•As of December 31, 2023, Cidara had 90,601,999 shares of common stock outstanding, and 2,104,472 shares of Series X Convertible Preferred Stock outstanding, which are convertible into 21,044,720 shares of common stock.

•Cost of product revenue was $1.5 million for the year ended December 31, 2023 and primarily consisted of direct material costs, third-party manufacturing costs and indirect overhead costs associated with the manufacture, quality assessment and delivery of REZZAYO naked vials shipped to Melinta and Mundipharma. Prior to regulatory approval, all direct and indirect manufacturing costs were charged to research and development expense in the period incurred.
•Research and development expenses were $14.7 million and $68.5 million for the three months and full year ended December 31, 2023, respectively, compared to $20.1 million and $77.4 million for the same periods in 2022. The decrease in research and development expenses for the full year ended December 31, 2023 compared to the full year ended December 31, 2022 is primarily due to lower clinical expenses associated with the rezafungin clinical trials and lower consulting and personnel costs, offset by higher clinical expenses associated with our Cloudbreak platform.
•Selling, general and administrative (SG&A) expenses were $5.4 million and $18.3 million for the three months and full year ended December 31, 2023, respectively, compared to $3.6 million and $20.5 million for the same periods in 2022. The decrease in SG&A expenses for the full year ended December 31, 2023 compared to the full year ended December 31, 2022 is primarily due to lower consulting, personnel and legal costs, and lower amortization of contract costs related to obtaining the Melinta License Agreement, offset by higher selling expenses related to REZZAYO.
•Net loss for the three months ended December 31, 2023 was $3.2 million, compared to a net loss of $13.6 million for the three months ended December 31, 2022. Net loss for the full year ended December 31, 2023 was $22.9 million, compared to a net loss of $33.6 million for the year ended December 31, 2022.
Restatement of Consolidated Financial Statements
The financial results included herein and the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the Form 10-K) have been restated to account for indirect taxes that led to understatements of accrued liabilities and operating expenses, as more fully described in our Current Report on Form 8-K filed with the United States (U.S.) Securities and Exchange Commission (the SEC) on April 16, 2024 and in the Form 10-K.
About Cidara Therapeutics
Cidara Therapeutics is using its proprietary Cloudbreak® platform to develop novel drug-Fc conjugates (DFCs). These targeted immunotherapies offer the unique opportunity to create “single molecule cocktails” comprised of targeted small molecules and peptides coupled to a human antibody fragment (Fc). DFCs are designed to save lives and improve the standard of care for patients facing cancers and other serious diseases by inhibiting specific disease targets while simultaneously engaging the immune system. In addition, Cidara received FDA and EC approval for REZZAYO® (rezafungin for injection), which it has licensed to multiple partners to commercialize in the U.S. and ex-U.S. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “anticipates,” “expect,” “may,” “plan” or “will”. Forward-looking statements in this release include, but are not limited to, statements related to whether the advantages of the CD388 program for influenza will continue to translate to our Cloudbreak oncology DFC programs, whether we will file an IND in mid-2024 for CBO421, whether we will achieve future royalties and milestones under both our Melinta and Mundipharma licensing agreements, whether we will receive additional milestones, and any royalties, from our collaboration agreement with Janssen, and the timing of data from the Phase 3 ReSTORE trial of rezafungin. Such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, such as unanticipated delays in or negative results from Cidara’s preclinical or clinical trials, delays in action by regulatory authorities, and other obstacles on the enrollment of patients or other aspects of rezafungin, CD388, or other DFC development. These and other risks are identified under the caption “Risk Factors” in Cidara’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and other filings subsequently made with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Cidara does not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.
INVESTOR CONTACT:
Brian Ritchie
LifeSci Advisors
(212) 915-2578
britchie@lifesciadvisors.com
MEDIA CONTACT:
Veronica Eames
LifeSci Communications
(646) 970-4682
veames@lifescicomms.com

CIDARA THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
(In thousands, except share and per share data)	2023	2022	2023	2022
		(As Restated)		(As Restated)
Revenues:	(Unaudited)	(Unaudited)
Collaboration revenue	$14,716	$10,219	$59,570	$64,448
Product revenue	2,867	—	4,335	—
Total revenues	17,583	10,219	63,905	64,448
Operating expenses:
Cost of product revenue	1,136	—	1,523	—
Research and development	14,718	20,111	68,532	77,405
Selling, general and administrative	5,405	3,595	18,333	20,546
Total operating expenses	21,259	23,706	88,388	97,951
Loss from operations	(3,676)	(13,487)	(24,483)	(33,503)
Other income, net:
Interest income, net	527	162	1,995	191
Total other income, net	527	162	1,995	191
Loss before income tax expense	(3,149)	(13,325)	(22,488)	(33,312)
Income tax expense	(64)	(272)	(443)	(272)
Net loss and comprehensive loss	$(3,213)	$(13,597)	$(22,931)	$(33,584)
Basic and diluted net loss per common share	$(0.04)	$(0.19)	$(0.26)	$(0.48)
Shares used to compute basic and diluted net loss per common share	90,504,622	71,895,890	87,427,439	69,857,698

Condensed Consolidated Balance Sheet Data

	December 31,
	2023	2022
(In thousands)		(As Restated)
Cash and cash equivalents	$35,778	$32,731
Total assets	67,030	47,487
Total liabilities	75,240	61,925
Total stockholders’ deficit	(8,210)	(14,438)